                              EXHIBITS 8.1 AND 23.1

                                December 6, 2005

To the Persons Listed on
     the Appendix hereto

            Re:  Advanta Business Card Master Trust
                 AdvantaSeries Class A(2005-A4) Asset Backed Notes and Class A(2005-A5) Asset Backed Notes
                 ------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Advanta Bank Corp. (the "Bank") and Advanta Business Receivables Corp. (both as described below) and to Advanta Business Card Master Trust, a common law trust organized under the laws of the State of Delaware (the "Issuer" or the "Trust") as issuer of the asset backed notes described below in connection with the transactions described in (a) the Trust Agreement dated as of August 1, 2000 (the "Trust Agreement") between Advanta Business Receivables Corp., a Nevada corporation, as Transferor (the "Transferor") and Wilmington Trust Company, a Delaware corporation, as owner trustee (the "Owner Trustee"); (b) the Master Indenture dated as of August 1, 2000 (the "Master Indenture") between the Issuer, as issuer, and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), a New York banking corporation, as indenture trustee (the "Indenture Trustee"); (c) the Transfer and Servicing Agreement dated as of August 1, 2000 (the "Transfer and Servicing Agreement") among the Transferor, the Bank, a Utah industrial bank, as servicer (the "Servicer"), and the Issuer, as issuer; (d) the AdvantaSeries Indenture Supplement dated as of November 1, 2004 (the "AdvantaSeries Indenture Supplement") between the Issuer and the Indenture Trustee; (e) the Class A(2005-A4) Terms Document dated as of December 6, 2005 between the Issuer and the Indenture Trustee (the "Class A(2005-A4) Terms Document") and the Class A(2005-A5) Terms Document dated as of December 6, 2005 between the Issuer and the Indenture Trustee (the "Class A(2005-A5) Terms Document;" collectively with the Class A(2005-A4) Terms Document, the "Terms Documents"); (f) the form of Class A(2005-A4)

To the Persons Listed on
   the Appendix hereto
December 6, 2005
Page 2 of 7

Asset Backed Notes (the "Class A(2005-A4) Notes") and the form of the Class A(2005-A5) Asset Backed Notes (the "Class A(2005-A5) Notes;" collectively with the Class A(2005-A4) Notes, the "Issued Notes") to be issued by the Trust; (g) the Receivables Purchase Agreement dated as of August 1, 2000 (the "Receivables Purchase Agreement") between the Servicer, as seller, and the Transferor, as purchaser, pursuant to which the Servicer has agreed to sell and the Transferor has agreed to purchase certain credit card receivables (the "Receivables"); and
(h) the Administration Agreement dated as of August 1, 2000 (the "Administration Agreement") between the Issuer and the Servicer, as administrator.

     The Transferor has conveyed and has agreed to convey from time to time additional Receivables to the Issuer, and the Issuer proposes to issue the Issued Notes (which will be offered pursuant to a prospectus dated November 22, 2005 (the "Prospectus") and a prospectus supplement dated November 29, 2005 (the "Prospectus Supplement")). Terms used and not defined herein that are defined in the Trust Agreement or in the Master Indenture shall have the meanings provided in the Trust Agreement or the Master Indenture, as the case may be.

     We have reviewed originals or copies, identified to our satisfaction, of the Trust Agreement, the Master Indenture, the Transfer and Servicing Agreement, the AdvantaSeries Indenture Supplement, the Terms Documents, the Receivables Purchase Agreement, the Administration Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below (collectively, the "Transaction Documents"). In all examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures, the completeness and authenticity of all records and documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof.

     In rendering this opinion, we have assumed that the Issued Notes will be issued in accordance with the Transaction Documents; that the Issuer will be governed by the terms of the Trust Agreement; that the parties thereto (including the Noteholders) will comply with the terms of the Transaction Documents; and that there are no arrangements, understandings or agreements among any of the parties relating to the issuance of the Issued Notes other than those evidenced by the Transaction Documents. We have relied on representations from the Servicer contained in an officer's certificate, a copy of which is attached hereto, that none of the Receivables are secured by real property and that 100% of the Beneficial Interest in the Trust (as defined in such officer's certificate) will be owned directly by the Servicer. We have not independently verified the accuracy of these representations.

     We have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. We have assumed that each party to the

To the Persons Listed on
   the Appendix hereto
December 6, 2005
Page 3 of 7

Transaction Documents has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which it was organized, and that each Transaction Document has been duly authorized, executed and delivered by, and, to the extent applicable, is a valid, binding and enforceable agreement or obligation (as applicable) of, each party thereto.

                           ---------------------------

     The advice below was not written to be used, is not intended to be used and cannot be used by any taxpayer for purposes of avoiding United States federal income tax penalties that may be imposed. The advice is written to support the promotion or marketing of the transaction addressed in this opinion. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

     We are providing the foregoing disclaimer to satisfy obligations we have under Circular 230, governing standards of practice before the Internal Revenue Service.

                          -----------------------------

     Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that, for Federal income tax purposes:

     1. Although no transaction closely comparable to that contemplated herein has been the subject of any Treasury regulation, revenue ruling or judicial decision, following the issuance of the Issued Notes, the Issuer will not be classified as an association or as a publicly traded partnership taxable as a corporation for Federal income tax purposes. As a result, we are of the opinion that following the issuance of the Issued Notes, the Issuer will not be subject to Federal income tax.

     2. Although no transaction closely comparable to that contemplated herein has been the subject of any Treasury regulation, revenue ruling or judicial decision, the Issued Notes will be characterized as debt for Federal income tax purposes.

     3. The issuance of the Issued Notes will not adversely affect the tax characterization as debt of Notes of any outstanding Series, Class or Tranche that were characterized as debt for Federal income tax purposes at the time of their issuance.

     4. The issuance of the Issued Notes will not cause or constitute an event in which gain or loss would be recognized by any Noteholder.

To the Persons Listed on
   the Appendix hereto
December 6, 2005
Page 4 of 7

     You should be aware that this opinion represents conclusions as to the application to the Issuer and the Notes of existing law, regulations, and administrative rules and practices. Our analysis is based on provisions of the Internal Revenue Code of 1986, as amended, (the "Code") and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. There are no existing regulations under section 385 of the Code defining instruments as equity or indebtedness for Federal income tax purposes. Furthermore, there are no controlling regulations, published rulings, or judicial decisions involving securities with terms substantially the same as the Issued Notes that discuss, for Federal income tax purposes whether the securities constitute equity or debt. In general, whether a transaction constitutes the issuance of indebtedness for Federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The Internal Revenue Service and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for Federal income tax purposes, which we have reviewed as they apply to this transaction. Therefore, our opinion regarding the characterization of the Issued Notes as debt for Federal income tax purposes is based upon rulings and judicial decisions under the Code involving situations that we consider to be analogous and an analysis of all of the facts and circumstances surrounding the issuance and sale of the Issued Notes. Our opinion is not binding on the courts or the Internal Revenue Service.

     We do not express any opinion, either implicitly or otherwise, on any issues not expressly addressed herein. This opinion letter is based upon the current state of the law and facts as of the date hereof and we hereby expressly disclaim any obligation to advise you of any changes that may occur hereafter with respect to any of the matters addressed herein.

     Finally, the Bank and the Transferor have informed us that prior to October 26, 2005, Wolf, Block, Schorr and Solis-Cohen LLP was counsel to the Bank and the Transferor and delivered the Tax Opinions required with respect to issuances prior to that date by the Issuer. We have not been asked to and have not investigated any matters covered by any such Tax Opinions nor reviewed any of the transaction documents relating to such Tax Opinions.

     The foregoing opinions are being rendered for the benefit only of the addressees listed on the Appendix attached hereto in connection with the transactions contemplated by the documents referred to above and may not be disclosed to, quoted to or relied upon by any other person or entity or for any other purpose without the express prior written consent of the undersigned. However, each of you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the documents referred to herein and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure.

To the Persons Listed on
   the Appendix hereto
December 6, 2005
Page 5 of 7

                                       Very truly yours,


                                       /s/ McKee Nelson LLP

                                    APPENDIX

Advanta Business Card Master Trust              Wilmington Trust Company,
c/o Wilmington Trust Company                      as Owner Trustee
Rodney Square North                             Rodney Square North
1100 North Market Street                        1100 North Market Street
Wilmington, Delaware 19890-0001                 Wilmington, Delaware 19890-0001

Advanta Business Receivables Corp.
2215 B Renaissance Drive,
Suite 5
Las Vegas, Nevada 89119

Advanta Bank Corp.
11850 South Election Road
Draper, Utah 84020

Deutsche Bank Trust Company Americas,
  as Indenture Trustee
60 Wall Street, 26th Floor
New York, New York 10005

Deutsche Bank Securities Inc.
  as a Representative of the Underwriters
60 Wall Street, 19th Floor
New York, New York 10005

Credit Suisse First Boston LLC,
  as a Representative of the Underwriters
11 Madison Avenue
New York, New York 10010

Merrill Lynch, Pierce, Fenner & Smith Incorporated
  as a Representative of the Underwriters
4 World Financial Center, 10th Floor
New York, NY  10080

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Standard & Poor's Ratings Services,
a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, New York 10041

                               ADVANTA BANK CORP.

     In connection with the opinion that McKee Nelson LLP proposes to render regarding certain federal tax matters in connection with the execution and delivery of the Class A(2005-A4) Terms Document and the Class A(2005-A5) Terms Document, we recognize that McKee Nelson LLP will be relying on this certification as part of the factual basis for its opinion and hereby certify to you as follows:

     1. None of the Receivables transferred to the Trust are secured by real property, and we will not in the future transfer to the Trust any Receivables that are secured by real property;

     2. One hundred percent of the beneficial interests in the Trust and interests in any securities backed by the Trust other than (a) the Issued Notes and (b) any security for which a tax opinion satisfying the terms of the Transaction Documents has been delivered to the effect that such security constitutes debt for Federal income tax purposes (collectively, the "Beneficial Interest") is owned directly by Advanta Bank Corp., or Advanta Business Services Holding Corp. ("ABSHC"), which is a Subchapter C corporation within the meaning of the Code.

     3. We will take or cause to be taken such acts or actions as may be necessary to ensure that the Trust complies with the private placement safe harbor from publicly traded partnership status (within the meaning of Section 7704 of the Internal Revenue Code of 1986) set forth in Treasury Regulation
Section 1.7704-1(h)(1). To this end, for so long as ABSHC beneficially owns the Class D(2005-D2) Notes, such Notes will be beneficially owned at all times by a Subchapter C corporation within the meaning of the Code.

     Capitalized terms that are used but not defined herein shall have the meanings ascribed thereto in the form of opinion of McKee Nelson LLP delivered to us on the date hereof.

                                       ADVANTA BANK CORP.


                                       By: /s/ Michael Coco
                                          ---------------------------------
                                       Name:   Michael Coco
                                       Title:  Vice President and Treasurer

Dated:   December 6, 2005